Exhibit 99.2
Corning Natural Gas Corporation
330 West William Street
Corning, New York 14830

March 10, 2009

Mr. Richard M. Osborne	By facsimile (440-255-8645) and first class mail
8500 Station Street, Suite 113
Mentor, Ohio 44060
Dear Rick:
I have your letter of March 5, 2009
I understand your letter serves to accelerate your resignation as a director and Chairman of the Board, effective March 5, 2009. Based on your letter, I understand that you are also reporting issues with the Company that led to your resignation. As required by federal securities laws, the Company will file your letter with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.
As you know, the Board of Directors of Corning Natural Gas Corporation appointed a Special Committee made up of independent directors to consider the non-binding offer made by Energy West Incorporated to acquire the common stock of Corning Natural Gas solely for shares of Energy West. That committee rejected the non-binding offer of Energy West as not in the best interests of the Company’s shareholders. This decision was communicated to you in a letter dated February 20, 2009.
You also raise three additional business issues in your letter. As you know, the previously reported loan to the Company from the Company’s rabbi trust was made in accordance with the trust’s governing instrument and repaid in full by December 2007. The trust is professionally managed and has suffered a portfolio loss over the last year, consistent with the performance of other portfolios and the market generally. Regarding your second issue, the previously reported contribution of pipeline materials by a gas exploration company was included in the Company’s financial statements in accordance with applicable GAAP rules and approved by our independent public accountants. As you know, the appropriate accounting for those materials for ratemaking purposes is currently under consideration in the Company’s rate case before the New York Public Service Commission.
Finally, as the Company has previously announced, the Company’s Board of Directors has approved a common stock dividend of $0.12 per share quarterly, $0.48 per share annually, beginning in the second quarter of 2009. Payment of the dividend is subject to approval by the New York Public Service Commission of removal of existing restrictions on such payment. The Company’s petition to eliminate those restrictions is on the Commission’s agenda for this Thursday, March 12, 2009. The Company will announce the decision of the Commission when it is publicly available.
Sincerely,
/s/ Michael German
Michael I. German
President and Chief Executive Officer